Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Forms S-3 and S-8 (Nos. 333-255045, 333-218976, and 333-189730) of Primis Financial Corp. (formerly Southern National Bancorp of Virginia, Inc.) of our reports dated March 14, 2022, with respect to the consolidated financial statements of Primis Financial Corp. and the effectiveness of internal control over financial reporting, included in this Annual Report on Form 10-K for the year ended December 31, 2021.

/s/ Dixon Hughes Goodman LLP

Greenville, North Carolina

March 14, 2022